Tactical Investment Series Trust 485BPOS

Exhibit 99(d)(3)(ii)

ADDENDUM TO SUB-ADVISORY AGREEMENT

This Addendum to the Sub-Advisory Agreement dated August 23, 2021 (the “Agreement”) is made and entered into as of January 3, 2022, by and between Tactical Fund Advisors, LLC (the “Adviser”), and Heritage Capital Advisors. (the “Sub-Adviser”).

Effective with this Addendum, the TFA Quantitative Fund is added to the schedule of funds that Heritage Capital Advisors is an authorized sub-adviser to, as indicated in the following amended Exhibit A.

Exhibit A

Compensation

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
TFA Tactical Income Fund	30 bps
Tactical Moderate Allocation Fund	30 bps
Tactical Growth Allocation Fund	30 bps
TFA AlphaGen Growth Fund	30 bps
TFA Quantitative Fund	30 bps

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their officers designated below effective January 3, 2022.

ADVISER: Tactical Fund Advisors, LLC
By: /s/ Drew Horter
Name: Drew Horter
Title: President

SUB-ADVISER: Heritage Capital Advisors
By: /s/ David Moenning
Name: David Moenning
Title: Chief Investment Officer